Exhibit 15.5

April 26, 2023

Securities and Exchange Commission

100F Street, N.E.

Washington, D.C. 20549-7561

United States

Dear Sirs/Madams,

We have read Item 16F of Cootek (Cayman) Inc.’s Form 20-F dated April 26, 2023 and have the following comments:

1.	We agree with the statements made in paragraphs 2, 3, 4 and 6 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 1 or paragraph 5 of Item 16F.

Yours faithfully,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, the People’s Republic of China